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                                                                   EXHIBIT 10.41

                             [LETTERHEAD OF PREMCOR]


[LOGO] PREMCOR
Premier People
Products and Services



November 13, 2002

[Employee Name]
[Address]

Dear [Employee Name]:

On [Date] you executed an employment agreement with the Company which provided that you would be eligible to earn an Annual Bonus award.

Your employment agreement initially contained a threshold Earnings Per Share
(EPS) of $2.50, at which point the Base Bonus was earned. At the November 6, 2002 Board of Directors meeting, the Board approved a recommendation from Tom O'Malley to revise the Annual Bonus plan threshold for members of senior management due to changes in the marketplace and poorer than expected economic conditions. The recommendation lowered the threshold (EPS) from $2.50 to $2.00.

All other terms of the bonus program will remain in place, including the rate at which the bonus increases beyond the Base Bonus and the maximum bonus award for executives specified in your employment agreement.

Your acceptance of this letter shall serve as your consent to the revision of your Annual Bonus plan by the Board.

Please execute one copy of this letter and return it to James R. Voss, Senior Vice President and Chief Administrative Officer.

Sincerely,


/s/ RICHARD C. LAPPIN
---------------------------
Richard C. Lappin

Agreed and Accepted:

                                                   Date:
--------------------------------------------            ------------------------
[Name]